Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 3, 2014, except for the reverse stock split described in Note 1 as to which the date is May 5, 2014, relating to the financial statements of TrueCar, Inc. which appears in TrueCar, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-199650) filed on November 10, 2014. We also consent to the reference to us under the heading “Experts” in the Registration Statement incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
February 13, 2015